Exhibit a.4

CERTIFICATE OF DESIGNATION

OF

KOPP FUNDS, INC.

The undersigned, the duly elected Secretary of Kopp Funds, Inc., a Minnesota corporation (the “Company”), hereby certifies that the following is a true, complete and correct copy of resolutions duly adopted by the Board of Directors of the Company pursuant to Chapter 302A of the Minnesota Statutes on June 25, 2004:

WHEREAS, the Board of Directors deems it advisable to designate a new series of shares of the Company, the Kopp Total Quality Management Fund (the “New Fund”), which will be formed initially for the purpose of acquiring the assets and liabilities of General Securities, Incorporated, a Minnesota corporation (the “Acquired Fund”) (the acquisition is referred to herein as the “Reorganization”); and

WHEREAS, pursuant to Article III of the Company’s Articles, the common shares of the Company may be classified by the Board of Directors into one or more classes with such relative rights and preferences as shall be stated or expressed in a resolution or resolutions providing for the issue of any such class as may be adopted from time to time by the Board of Directors of the Company; and

WHEREAS, pursuant to Article III of the Company’s Articles, the common shares of the Company may be further classified by the Board of Directors into one or more series with such relative rights and preferences as shall be stated or expressed in a resolution or resolutions providing for the issue of any such series as may be adopted from time to time by the Board of Directors of the Company.

NOW, THEREFORE, BE IT RESOLVED, that of the ninety billion (90,000,000,000) authorized and undesignated common shares of the Company, ten billion (10,000,000,000) shares are hereby designated as Class B Common Shares, and the remaining eighty billion (80,000,000,000) authorized common shares shall remain undesignated as to class and series.

BE IT FURTHER RESOLVED, that of the ten billion (10,000,000,000) shares designated as Class B Common Shares, three billion (3,000,000,000) shares are hereby designated as Class B, Series A Common Shares, three billion (3,000,000,000) are hereby designated as Class B, Series C Common Shares, three billion (3,000,000,000) are hereby designated as Class B, Series I Common Shares, and the remaining one billion (1,000,000,000) remain undesignated as to series.

BE IT FURTHER RESOLVED, that the Class B, Series A Common Shares, the Class B, Series C Common Shares and the Class B, Series I Common Shares shall have the relative rights and preferences set forth in Article VI of the Articles.

BE IT FURTHER RESOLVED, that the Class B, Series A Common Shares, the Class B, Series C Common Shares and the Class B, Series I Common Shares shall be the class of shares designated to the New Fund.

BE IT FURTHER RESOLVED, that the officers of the Company be, and each of them hereby is, authorized and directed to file with the office of the Secretary of State of Minnesota a Certificate of Designation, or such other similar document, setting forth the relative rights and preferences of the Class B, Series A Common Shares, the Class B, Series C Common Shares and the Class B, Series I Common Shares designated hereby, as required by Section 302A.401, Subd. (3)(b) of the Minnesota Business Corporation Act.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation on behalf of the Company this ___ day of June, 2004.

Kathleen S. Tillotson, Secretary

This instrument was drafted by:

Pamela M. Krill

Godfrey & Kahn, S.C.

780 North Water Street

Milwaukee, Wisconsin 53202